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Lippert/Heilshorn & Associates

Keith Lippert/Carolyn Capaccio

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FOR IMMEDIATE RELEASE

JUNIPER PARTNERS ANNOUNCES STOCKHOLDER APPROVAL

OF ITS MERGER WITH FIRESTONE COMMUNICATIONS

NEW YORK—January 19, 2007—Juniper Partners Acquisition Corp. (OTCBB: JNPPA and JNPPB; “Juniper”), a public company formed to effect a merger, capital stock exchange, asset merger or other similar business combination with an operating business, and privately held Firestone Communications, Inc. (‘Firestone”), a diversified media and communications company, announced that the stockholders of Juniper have approved the merger of the two companies. The vote to approve the merger took place today at Juniper’s special meeting of stockholders. It is expected that closing of the merger will take place later today. Upon the closing, Juniper will change its name to Juniper Content Corporation.

All shares of Juniper’s Class B common stock automatically convert into shares of common stock upon consummation of the merger. Juniper’s Common Stock, Class Z Warrants, Class W Warrants, Series A Units and Series B Units will continue trading on the Over-the-Counter Bulletin Board after the closing, but Juniper expects that they will begin trading on the Nasdaq Capital Market shortly thereafter.

In addition to approving the merger, Juniper shareholders also approved the 2006 Long-Term Incentive Plan and certain amendments to Juniper’ certificate of incorporation, including the change of name.

Stuart B. Rekant, Juniper’s Chairman and CEO, who will become CEO of Firestone Communications, said, “We are extremely gratified at our shareholders’ support of the acquisition of Firestone Communications. The combination of Juniper and Firestone will serve as a foundation for our multiplatform strategy and will support the creation and acquisition of other branded content services in high growth categories that will contribute to the Company’s expansion and the continued growth of Sorpresa!”.

Leonard Firestone, who is continuing as President and Chief Operating Officer of Firestone Communications said, “The merger with Juniper Partners comes at an ideal time for Firestone. Juniper’s capital and media-experienced management are a powerful combination for us as we continue to grow our company. We are at an inflection point in the growth of Sorpresa! and these elements will allow us to enhance our programming line-up, support increased marketing initiatives, and further our subscriber growth, while continuing to take advantage of Sorpresa!’s “first mover” status in the Hispanic children’s arena and allow us to capitalize on the impact of this demographic on the media marketplace. The reach of our programming service continues to expand through cable distribution with the nation’s largest cable operators including Time Warner, Comcast, Cox, Charter, NCTC and Cablevision. Additionally, we have established a digital community through our broadband partnerships with AOL Video, MSN Latino and Google Video, as well as through our mobile partnerships with Verizon Wireless’ V-Cast service and MobiTV, in addition to our recently established co-production relationship with CNN En Espanol.”

Juniper Partners Acquisition Corp. and Firestone Communications, Inc.

January 19, 2007

Mr. Firestone continued, “Our increased subscriber growth will allow us to access Hispanic advertising spending, which is growing twice as fast as any other segment of the US media market. In addition, the Hispanic media ad share gap to traditional media is starting to close as dollars being spent on advertising in this demographic move closer to the Hispanic proportion of the population as advertisers allocate larger portions of their budgets to this audience.”

Juniper also benefits from the addition of Firestone Board members Bert A. Getz and Raymond K. Mason, with his successful history of media investing, joining as Vice Chairman. Robert L. Allbritton, CEO of media company Allbritton Communication Company and John K. Billock, former Vice Chairman and Chief Operating Officer of Time Warner Cable, and having previously served as President of HBO’s US Network Group will also join the Juniper Board.

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